Filed Pursuant to Rule 424(b)(3)
File Number 333-126387

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus declared
effective on May 2, 2006
(Registration No. 333-126387)

BERMAN CENTER, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated May 2, 2006 and Prospectus Supplements No. 1 and No. 2 dated July 5, 2006 and August 3, 2006, respectively (the “Prospectus Supplements”). The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 3 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 3 includes:

▪	the attached Quarterly Report on Form 10-QSB of Berman Center, Inc., as filed with the Securities and Exchange Commission on August 14, 2006;

▪	the attached Current Report on Form 8-K of Berman Center, Inc., as filed with the Securities and Exchange Commission on August 18, 2006; and

▪	the attached Current Report on Form 8-K of Berman Center, Inc., as filed with the Securities and Exchange Commission on October 13, 2006.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “BRMC.PK”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is October 20, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2006

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number
0-19562

BERMAN CENTER, INC.
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-1865733 (I.R.S. Employer Identification No.)

211 EAST ONTARIO, SUITE 800, CHICAGO, ILLINOIS	60611
(Address of principal executive offices)	(Zip Code)

(312) 255-8088
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒   No    ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes   ☐  No    ☒

There were 32,693,599 shares (excluding Escrow Shares, as defined below) outstanding of registrant’s common stock, par value $.001 per share, as of July 31, 2006.

Transitional Small Business Disclosure Format (check one):     Yes  ☐    No    ☒

BERMAN CENTER, INC.
(A DEVELOPMENT STAGE COMPANY)
FORM 10-QSB QUARTERLY REPORT

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED BALANCE SHEET
As of June 30, 2006
(unaudited)

June 30, 2006
Assets
Current Assets:
Cash	$614,890
Accounts Receivable	5,421
Deposits	165,250
Inventory	11,555
Prepaid Expenses	98,967
Total Current Assets	896,083

Property and Equipment:
Furniture	190,587
Leasehold Improvements	253,786
Equipment	412,910
Property and Equipment - Gross	857,283
Less: Accumulated Depreciation	(345,391)
Property and Equipment - Net	511,892
Total Assets	$1,407,975

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$313,115
Deferred Revenue	26,125
Accrued Expenses	579,863
Deferred Rent	159,091
Capital Lease - Current	11,572
Total Current Liabilities	1,089,766

Long-Term Liabilities:
Capital Lease - Non-Current	9,177
Total Long-Term Liabilities	9,177

Total Liabilities	1,098,943

Stockholders’ Equity:
Preferred Stock, $0.001 par value 25,000,000 shares authorized
0 shares outstanding at June 30, 2006	0
Common Stock, $0.001 par value, 100,000,000 shares authorized
32,693,599 shares outstanding at June 30, 2006	32,693
Additional paid-in Capital	5,584,905
Deficit Accumulated in the Development Stage	(5,308,566)
Total Stockholders’ Equity	309,032

Total Liabilities and Stockholders’ Equity	$1,407,975

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended June 30, 2006 and 2005 (unaudited) and
For the Period from January 16, 2003 (inception) to June 30, 2006 (unaudited)

	For The Three Months Ended June 30, 2006	For The Three Months Ended June 30, 2005	For The Six Months Ended June 30, 2006	For The Six Months Ended June 30, 2005	For the period January 16, 2003 (Inception) through June 30, 2006
Revenue - Clinics	$110,999	$142,934	$228,609	$247,430	$1,420,400
- Seminars and conferences	193,375	-	193,375	-	660,600
- Research, studies and trials	-	-	177,500	-	424,686
- Radio advertising	-	-	-	50,000	50,000
- Publishing	427	-	172,402	-	174,499
- Television	116,687	-	236,073	-	246,534
- Royalty	20,668	-	53,571	-	83,591
- Other	31,000	-	43,000	-	43,000
Total Revenue	473,157	142,934	1,104,530	297,430	3,103,310

Cost of Services:
Clinics	155,893	117,652	309,725	215,379	1,717,953
Seminars and conferences	425,690	-	425,690	-	844,895
Research, studies and trials	-	1,225	69,320	1,725	315,059

Total Cost of Services	581,583	118,877	804,735	217,104	2,877,907

Gross Profit / (Loss)	(108,426)	24,057	299,795	80,326	225,403

Selling, General & Administrative Expenses	474,169	814,326	941,966	1,217,842	5,492,492

Loss from Operations	(582,594)	(790,269)	(642,171)	(1,137,516)	(5,267,089)

Interest Expense	685	40,493	984	40,493	41,477

Net Loss	$(583,280)	$(830,761)	$(643,154)	$(1,178,008)	$(5,308,567)

Basic and Diluted Loss Per Share	$(0.02)	$(0.04)	$(0.02)	$(0.06)

Weighted-Average Shares Outstanding	31,501,933	21,167,763	31,452,555	19,562,516

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2006 and 2005 (unaudited) and
For the period from January 16, 2003 (inception) to June 30, 2006 (unaudited)

	For the Six Months Ended June 30, 2006 (unaudited)	For the Six Months Ended June 30, 2005 (unaudited)	For the Period from January 16, 2003 (inception) to June 30, 2006 (unaudited)
Cash flows from Operating Activities:
Net Loss	$(643,154)	$(1,178,008)	$(5,308,567)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:

Depreciation and Amortization	78,649	65,039	345,392
Issuance of Shares for Compensation	-	95,000	120,000
(Increase) Decrease in
Accounts Receivable	5,041	3,100	(5,420)
Deposits	56,313	(15,000)	(165,251)
Prepaid Expenses and Other Current Assets	(25,418)	(66,431)	(98,967)
Inventory	(4,828)	2,051	(11,555)
Increase (Decrease) in
Accounts Payable	142,005	118,651	303,012
Deferred Revenue	(178,283)	38,243	29,506
Accrued Expenses	33,425	6,576	87,258
Deferred Rent	16,152	38,435	159,469

Net Cash Used in Operating Activities	(520,098)	(892,344)	(4,545,127)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	-	(21,895)	(811,051)
Net Cash Used in Investing Activities	-	(21,895)	(811,051)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	388,750	2,878,321	5,996,552
Payments on Capital Leases	(6,849)	-	(25,484)

Net Cash Provided by Financing Activities	381,901	2,878,321	5,971,068

Net Increase (Decrease) in Cash and Cash Equivalents	(138,197)	1,964,082	614,890

Cash and Cash Equivalents, Beginning of Period	753,087	242,435	-

Cash and Cash Equivalents, End of Period	$614,890	$2,206,517	$614,890

Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2004, the Company issued 628,458 shares as compensation to some members of the Board of Directors, valued at $120,000. The shares were issued as compensation for services performed. During the six months ended June 30, 2006 and June 30, 2005, $0 and $95,000 was amortized to compensation expense, respectively.

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
(A development stage company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Berman Center, Inc. and subsidiaries (the “Company”) (a development stage company), headquartered in Chicago, Illinois, is a specialized health center for women focused on female sexual health. The Company operates through its wholly owned subsidiary, Berman Health and Media, Inc. (“BHM”). Dr. Laura Berman, the Company’s President, is a researcher in the field of women's sexual health. Dr. Berman, who is not a physician, earned her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University. Berman Center is attempting to leverage Dr. Berman’s credentials by creating a portfolio of branded related products and services that are marketed through a diversified media platform.

Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management’s intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats.

NOTE 2 - THE MERGER

On June 16, 2005, LBC MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of the Company, merged with and into BHM pursuant to an Agreement and Plan of Merger dated as of June 3, 2005. Pursuant to the merger (the “Merger”), BHM became a wholly owned subsidiary of the Company and the issued and outstanding shares of common stock of BHM were converted into an aggregate of 19,730,504 shares of common stock of the Company. After the Merger, the former BHM stockholders owned approximately 87% of the Company’s issued and outstanding Common Stock, with the Company’s existing stockholders continuing to own the remaining 13% of the Company’s issued and outstanding common stock after the Merger. Following the Merger, the business conducted by the Company is the business conducted by BHM prior to the Merger.

As a result of the Merger, the 400,000 issued and outstanding warrants and 204,578 issued and outstanding stock options of BHM became exercisable to purchase 614,400 shares and 314,230 shares of the Company’s Common Stock, respectively, at an exercise price of $0.21 per share and $0.19 per share, respectively. No other terms of the warrants and options were changed as a result of the Merger.

The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) the Company’s historical accumulated deficit for periods prior to June 16, 2005 were eliminated against additional-paid-in-capital, and (2) the consolidated financial statements present the previously issued shares of common stock of the Company as having been issued pursuant to the Merger on June 3, 2005, and the shares of common stock of the Company issued to the former BHM stockholders in the Merger as having been outstanding since January 16, 2003 (the inception of BHM). No goodwill or other intangible asset was recorded as a result of the Merger. As part of the merger, Berman Center, Inc. assumed $498,000 in accrued expenses of LB Center.

BHM was formed on January 16, 2003 and operated as a privately held Delaware limited liability company under the name Berman Center LLC until June 2, 2005, when it reorganized into corporate form under the name The Berman Center, Inc., in accordance with the provisions of the Delaware Limited Liability Company Act. On June 20, 2005, the Company changed the name of The Berman Center, Inc. to Berman Health and Media, Inc.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. During the six months ended June 30, 2006, the Company incurred a net loss of $643,154 (unaudited) and had negative cash flows from operations of $520,098 (unaudited). In addition, the Company had an accumulated deficit of $5,308,567 (unaudited) at June 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Recovery of the Company’s assets is dependent upon future events, the outcome of which is indeterminable. Management plans to continue to provide for its capital needs during the year ended December 31, 2006 by issuing debt and equity securities and by the continued development of its business. The financial statements do not include any adjustments relating to the recovery and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Berman Center, Inc. and its wholly-owned subsidiary Berman Health and Media, Inc. In addition, the consolidated financial statements of Berman Center, Inc. include the accounts of LB Center, Inc., as described in Note 2. All significant inter-company accounts and transactions are eliminated in consolidation.

Basis of Presentation
These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

Development Stage Enterprise
The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company's development stage activities.

Revenue Recognition
Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted.

Costs for these revenues constitute primarily outside lab fees and internal payroll expenses for clinical staff. These costs are recognized as they are incurred.

Revenue related to the hosting of CPE seminars for clinicians is recognized once the seminar has been conducted. Costs for these revenues consist primarily of hotel charges for the rooms and audio visual equipment as well as payments of honorariums to speakers at the seminar. Costs for these revenues are also recognized once the seminar has been conducted.

Revenue related to the publishing of books is recognized when the book is released by the publisher. Costs for these revenues consist primarily of internal payroll expenses for a staff writer. These costs are recognized as they are incurred.

Revenue related to research and clinic or (clinical) trials is recognized when the work is complete. Because of the nature of the contracts, which generally require the Company to release the results of their studies when complete, release of the results of the clinical research is the indicator that the Company uses to measure delivery and acceptance of the related services. Therefore, recognition of revenue prior to release would be precluded. Costs for these revenues constitute primarily research expenses paid to outside contractors. These costs are also recognized as they are incurred.

From time to time, the Company and its executives may be compensated for performing certain media appearances. The Company recognizes this income when it is earned, the services are performed and collection is probable.

Radio and other media revenue represents advertising revenue earned from sponsors who advertise on the Dr. Laura Berman Radio Show, royalties from products licensed by us and publishing of books. All of our revenue from radio advertising for the year ended December 31, 2005 was received from a single advertiser and was a single occurrence. Dr. Berman is not paid for hosting her radio show. When such revenue is generated, we recognize this revenue when it is earned, the services are performed and collection is probable.

Television revenue represents revenue earned from appearances Dr. Berman has made on Fox News in the Morning and from the weekly taping and production of the new reality television show ‘Sexual Healing’ which will air on the Showtime cable channel. When such revenue is generated, we recognize this revenue when it is earned, the services are performed and collection is probable.

Cash and Cash Equivalents
For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Deferred Revenue
The Company records deferred revenue on amounts received in advance from clients and corporate sponsors to support the work of the clinic while it conducts research studies or while Dr. Laura Berman writes a book. The Company also receives amounts in advance from registrants who plan to attend conferences conducted by the clinic. The revenue is recognized on the Company’s financial statements when the work is complete and the results of the research are released or the book is published and when the conference has been conducted. As of June 30, 2006, the deferred revenue liability on the Company’s balance sheet is $26,125 (unaudited).

Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, accrued payroll, and deferred revenue. The book value of all other financial instruments is representative of their fair values.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment,” which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the effective dates for FAS 123R. In accordance with the new rule, the accounting provisions of FAS 123R are effective for the Company beginning in the quarter ended March 31, 2006.

Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of FAS 123R on January 1, 2006, the first day of the Company’s fiscal year 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

Stock option activity was as follows for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable
Balance at
January 1, 2004	-	$-	-
Options granted	314,230	0.19	314,230
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
Balance at
December 31, 2004	314,230	0.19	314,230
Options granted	-	-	-
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
Balance at
December 31, 2005	314,230	$0.19	314,230
Options granted	-	-	-
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
June 30, 2006	314,230	$0.19	314,230

All options as of June 30, 2006 are fully vested. The following table summarizes the status of the Company’s stock options outstanding and exercisable as of June 30, 2006:

	Options Outstanding			Options Exercisable
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.19	314,230	7.90 years	$0.19	314,230	$0.19

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on the Company's dividend history. The stock volatility factor is based on the past three years of market prices of the Company's common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.

The foregoing impact of option value was determined using Black-Scholes methodology and the following assumptions:

Weighted
	Risk-Free	Average		Expected	Fair Value
	Interest	Expected	Expected	Dividend	at Grant
	Rate	Life	Volatility	Yield	Date
2004 Director options	3.07%	0.9 years	29.00%	0.00%	$0.00

The weighted average exercise prices for options granted and exercisable and weighted average remaining contractual life for options outstanding as of June 30, 2005 and June 30, 2006 was as follows:

			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
As of June 30, 2005:
Employees - Outstanding	314,230	$0.19	1.9	$-
Employees - Expected to Vest	314,230	$0.19	1.9	$-
Employees - Options Exercisable	314,230	$0.19	1.9	$-

As of June 30, 2006:
Employees - Outstanding	314,230	$0.19	0.9	$-
Employees - Expected to Vest	314,230	$0.19	0.9	$-
Employees - Options Exercisable	314,230	$0.19	0.9	$-

The Company did not record any compensation expense during the three and six months ended June 30, 2006, as all employee stock options were fully vested.

No comparable information is presented for the three and six month periods ended June 30, 2005 as the Company adopted the disclosure requirements for SFAS No. 123R using the modified prospective approach effective with periods commencing on January 1, 2006.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based awards for the three and six months ended June 30, 2005.  For purposes of this pro-forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing formula (Black-Scholes model) and amortized to expense over the options’ contractual term.

	For The Six	For The Three
	Months Ended	Months Ended
	June 30, 2005	June 30, 2005
Net income (loss):
As reported	($1,178,008)	($830,761)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	($9,460)	($8,279)
Pro forma	($1,187,468)	($839,040)

Basic and diluted earnings (loss) per shares of common stock:
As reported	($0.06)	($0.04)
Pro forma	($0.06)	($0.04)

Loss Per Share
The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

At June 30, 2006 and 2005, the following common equivalent shares were excluded from the computation of loss per share since their effect is anti-dilutive.

	For The Six Months Ended June 30,		For The Three Months Ended June 30,
	2006	2005	2006	2005

Options	314,230	314,230	314,230	314,230
Warrants	9,900,114	10,591,085	9,900,114	10,591,085

Income Taxes
Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in the future based on the Company’s current and expected operating results.

The significant components of the provision for income taxes for the six months ended June 30, 2006 and 2005 were $0 and $0, respectively, for the current state provision. There was no state deferred and federal tax provision.

Due to its current net loss position, the Company has provided a valuation allowance in full on its net deferred tax assets in accordance with SFAS 109 and in light of the uncertainty regarding ultimate realization of the net deferred tax assets.

Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Recently Issued Accounting Pronouncements
In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Fin No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections”, an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact upon the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return that results in a tax benefit. Additionally, FIN 48 provides guidance on de-recognition, income statement classification of interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect that the application of FIN 48 will have on its results of operations and financial condition.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2006 consisted of the following:

June 30, 2006 (unaudited)

Equipment	$412,910
Furniture and fixtures	190,587
Leasehold improvements	253,786

857,283
Less accumulated depreciation and amortization
345,391

Total	$511,892

Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 was $78,649 (unaudited) and $65,038 (unaudited), respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

The Company leases an office in Chicago, Illinois which serves as the main clinic facility as well as the administrative and corporate office. The lease is scheduled to expire in August of 2014. A $250,000 letter of credit was originally required to provide credit support for the lease. The letter of credit was provided by LaSalle Bank. In November 2005, the letter of credit was replaced with a cash deposit. At December 31, 2005 the cash deposit balance paid to the landlord was $206,563. This amount is included in the balance for Deposits reported on the Balance Sheet at December 31, 2005. At June 30, 2006, the deposit balance was $165,250 (unaudited). Total rent expense incurred for the six months ended June 30, 2006 and 2005 was $136,300 (unaudited) and $129,258 (unaudited) respectively. Total rent expense for the three months ended June 30, 2006 and 2005 was $67,204 and 67,179 (unaudited) respectively The Company’s lease for the Naperville office space expired at the end of May 2006 and was not renewed and, as a result, this office was closed at that time. The Naperville office (a suburb of Chicago) served as a smaller second clinic facility. Total rent expense incurred for this facility was $10,000 (unaudited) and $0 (unaudited) for the six months ended June 30, 2006 and 2005, respectively Total rent expense incurred for this facility for the three months ended June 30, 2006 and 2005 was $4,000 and $0 (unaudited) respectively.

At June 30, 2006 the Company is obligated under several capital equipment leases with various vendors. The capital leases are calculated using a 4.0% interest rate per annum. The monthly capital lease payments range between $563 and $1,292 and terminate through December 2008.

Future minimum lease payments under operating and capital leases at June 30, 2006 were as follows:

Year Ending	Operating	Capital
December 31,	Lease	Lease
2006	$185,445	$7,751
2007	247,958	8,217
2008	255,443	6,759
2009	263,061	-
2010	270,946	-
Thereafter	1,020,007
Total minimum lease payments	$2,242,860	22,727

Less amounts representing interest		1,978
		20,749

Less current portion		11,572

Long-term portion		$9,177

Employment Agreements

On June 16, 2005, the Company and Dr. Laura Berman entered into a three-year employment agreement. Pursuant to such agreement, Dr. Berman will receive an annual salary of $200,000, provided that under certain circumstances the Board of Directors may increase her salary. In May 2006 the employment agreement with Dr. Laura Berman was amended and had been extended to a four-year agreement. In addition, Dr. Berman has also agreed to contribute to the Company all income, revenue and other compensation received by Dr. Berman in connection with activities related to the business operations of the Company during her employment, including, without limitation, all revenue from media sources, talent agreements with television production companies or other media sources and authorship royalties. These items are the sole property of the Company and may not be removed from the Company without approval of at least a majority in interest of the Company’s stockholders and adequate compensation to the Company. The contribution of income and revenues describe above, however, does not include income, revenue and other compensation derived by Dr. Berman from honorarium fees and speaking engagements.

In the event that Dr. Berman performs services and earns compensation that would fall under this agreement, such amounts would be recorded when the contribution is considered due to the Company and the services have been completed by Dr. Berman. Contributions will be recorded as revenue or expense as appropriate.

Escrow Shares

LB Center also issued 2,303,999 shares of common stock into escrow for a period of 24 months to cover indemnification obligations, if any, to BHM and its stockholders (the “Escrow Shares”) in connection with the Merger.  If a valid claim for indemnification is made against LB Center resulting from a breach of any of the representations, warranties or covenants, all or a portion of the Escrow Shares would be issued on a pro rata basis to those parties who were BHM stockholders of record immediately prior to the Merger. To the extent that the Escrow Shares are not distributed to former holders of BHM stock as a result of indemnification claims made prior to the end of the 24 month period following the Merger, those Escrow Shares will be canceled.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock

During the six months ended June 30, 2006, the Company completed the following transactions:

•
Issued 1,290,971 shares to third party investors for a cash total of $388,750. The shares issued were in relation to the exercise of 384,000 bridge warrants and 906,971 placement agent warrants previously issued as described below. In connection with the issuance, the Company also issued 600,000 warrants to the placement agent.

The exercise price of the newly issued 600,000 placement agent warrants is $1.00 per warrant and will have a three year term. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 50%, risk free interest rate of 5.23% and an expected life of 3 years and was determined to not be material.

During the year ended December 31, 2005, the Company completed the following transactions:

•	Issued 1,653,147 shares for a cash total of $236,742 to third party investors.

•
Issued 497,531 shares of common stock to several members of the board of directors as compensation for services earned. Compensation expense recognized in the year ended December 31, 2005 was $95,000. This amount was previously recorded as deferred compensation at December 31, 2004 and was earned upon the completion of the reverse merger. Of the 497,531 shares of common stock issued to the board of directors, 392,787 were rescinded. There was no subsequent adjustment made to the compensation expense for the rescission of these shares.

•
Issued 9,069,712 shares of common stock to third party investors for a cash total of $2,641,579 net of offering costs of $458,421. In connection with the issuance, the Company issued 4,534,857 Class A warrants, 4,534,857 Class B warrants and 906,971 warrants to a placement agent.

The Class A Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class A Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 300% of the price (the “Issue Price”) of the shares of Common Stock issued further to the Private Placement Unit Offering for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption. The exercise price of the Class A warrants is $0.684 per warrant and will have a three year term. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

The Class B Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class B Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 400% of the Issue Price for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption. The exercise price of the Class B warrants is $1.025 per warrant and will have a three year term. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

The Placement Warrants will receive registration rights identical to the rights granted to the holders of Class A Warrants and Class B Warrants. The warrants will be exercisable at a price of $0.341 per share and will have a three year term. The fair value of these warrants have been calculated at $2,182 and have been included in offering costs. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

There were also warrants issued on April 11, 2005 in conjunction with a bridge loan the Company received in order to finance the expenses related to the reverse merger transaction. The warrants associated with the bridge loan are referenced in note # 3 to the financial statements (‘The Merger’ note).

During the year ended December 31, 2004, the Company completed the following transactions:

•
Issued 628,462 restricted shares to several members of the Board of Directors, as compensation for future employment of three years, valued at $120,000. A total of 130,930 shares vested during 2004. Total compensation expense recorded for the year ended December 31, 2004 is $25,000.

•	Issued 12,766,370 shares for a cash total of $2,729,481 to third party investors.

Warrants

The following table summarizes the status of the Company’s warrants outstanding and exercisable as of June 30, 2006:

	Warrants Outstanding			Warrants Exercisable
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.21 - $1.03	9,900,114	2.01 years	$0.85	9,900,114	$0.85

It is the Company’s policy to state the warrants at their fair value which was determined to be zero. The foregoing impact of warrant value was determined using a modified Black-Scholes methodology and the following assumptions:

		Weighted
	Risk-Free	Average		Expected	Fair Value
	Interest	Expected	Expected	Dividend	at Grant
	Rate	Life	Volatility	Yield	Date
Class A Warrants	3.07%	2.0 years	29.00%	0.00%	$0.00
Class B Warrants	3.07%	2.0	29.00%	0.00%	$0.00
Placement Warrants	3.07%	3.0	29.00%	0.00%	$0.00
Bridge Warrants	3.07%	2.0	29.00%	0.00%	$0.00

NOTE 8 - SUBSEQUENT EVENTS

On July 25, 2006, William McDunn, the Chief Financial Officer of Berman Center, Inc. (the “Company”), resigned from his position effective August 15, 2006. Carlos Bernal, 37, will replace Mr. McDunn as the Chief Financial Officer of the Company beginning on August 16, 2006.

Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our Financial Statements, including the notes related thereto, and other financial information included herein. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events. In addition, the information in this report includes forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described under "Risk Factors" in our Annual Report on Form 10-KSB for the year ended December 31, 2005 and in this Quarterly Report on Form 10-QSB. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this report.

Overview

We are a specialized health center for women focused on female sexual health. Dr. Laura Berman, our President, is a researcher in the field of women's sexual health. Dr. Berman, who is not a physician, earned her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus of clinical services shifts to talk therapy and individual and couples therapy retreats.

Our principal source of revenue is from the clinical services that we provide out of our downtown Chicago clinic, comprising of approximately 10,000 square feet. Our clinical staff works to improve our patients’ quality of life, health and relationships. Clinical services include talk therapy performed by licensed clinical social workers, medicine, as practiced by physicians and nurse practitioners, serum and saliva testing services, nutritional counseling and yoga classes. Until July 27, 2006, we operated a hormonal management clinic, counseling center and sexual function testing center. Our hormone management clinic was a facility that could treat a variety of female hormone deficiency cases including menopausal symptom relief and sexual function improvement. Our sexual function testing center was a facility that measures hormone levels, nerve function and other sensory impairment issues, blood flow abnormalities in the genital region, and signs of emotional difficulty, relationships discord and past trauma and abuse. Our clinical staff included one nurse practitioner, one medical assistant and two talk therapists, all of whom work for us. The nurse practitioner and assistant are no longer with the Company.

Clinical services accounted for 65% and 60% of our revenue for the years ended December 31, 2005 and 2004, respectively, and 21% and 83% respectively for the six months ended June 30, 2006 and 2005. The amount of our losses since we began our current operations in the female sexual health business in January 2003 through June 30, 2006 is $5,308,567. Revenue from clinic operations for the six months ended June 30, 2006 decreased by $18,821 as compared to the six months ended June 30, 2005, from $247,430 to $228,609. The decrease is due to a small reduction of demand for our clinic services as compared to the same period from the previous year. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management’s intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats

We generate additional revenue from medical education courses. We hold continuing medical education courses, which accounted for 23% and 25% of our revenue for the years ended December 31, 2005 and 2004, respectively and 18% and 0% respectively for the six months ended June 30, 2006 and 2005. Costs for these revenues primarily consist of hotel charges for the rooms and audio-visual equipment as well as payments of honorariums to speakers at the seminar. The revenue generated from our clinical services and medical education courses accounted for approximately 89% and 85% of our revenue for the years ended December 31, 2005 and 2004, respectively and 38% and 83% respectively for the six months ended June 30, 2006 and 2005.

In addition to clinical services and medical education courses, we generate revenue from books authored by Dr. Berman. Pursuant to our employment agreement with Dr. Berman dated June 16, 2005, her residual rights and her ongoing rights in her books are pledged to the Berman Center. Dr. Berman’s book The Passion Prescription, which is a do-it-yourself guide to sexual wellness, was released during January 2006. In connection with the book’s release, Dr. Berman received a final advance payment of $77,916, after deducting her literary agent’s commission, during January 2006; and, the payment has been paid to our company in accordance with Dr. Berman’s employment agreement. At December 31, 2005, there was a balance of $88,958 in deferred revenue related to amounts received previously to support the book. Dr. Berman’s book was released in January 2006 and total revenue of $166,874 from the book is recognized for the six months ended June 30, 2006. In addition to the payment that we received in connection with The Passion Prescription, we have received various smaller amounts of publishing revenue from a few magazine companies from allowing them to publish excerpts of Dr. Berman’s book in their respective magazines. Costs that we incur in connection with book publishing primarily consist of internal payroll expenses for our staff writer who assists Dr. Berman in authorship of a book. Our writer’s annual salary is approximately $75,000.

We have recently entered into the television production business. We executed an agreement with Gantz Brothers' View Film Productions to furnish Dr. Laura Berman for a television series to be produced by View Film Productions for the Showtime Network. The show, which is entitled Sexual Healing, will track three couples' progress through intensive couples therapy at the Berman Center over a one-week period. We expect there to be nine such weekly episodes. The ShowTime Network picked up the series in September 2005 and premier the show in July 2006. We are entitled to a payment from View Films Production equal to 10% of the production budgets paid by Showtime to View Film Productions. The production budget payments are guaranteed by Showtime Network for the first season of the show. Showtime Network is not obligated to renew the show for a second season. Television production is a speculative business because revenues and income depend primarily on the continued acceptance of that programming from the public, and if our Showtime series fails to secure a sufficient audience, our programming could be canceled and the revenues we generate and anticipate generating from television programming would decline. During the six months ended June 30, 2006, the Company has earned total revenue of $236,073 and received payment for the eight weekly shows produced from our television production business in connection with the Showtime series. The pilot show was produced in 2005.

We recently entered into an agreement with Waterfront Media, Inc., an online publisher of self-help media, to create a subscription-based website featuring content from Dr. Laura Berman's book The Passion Prescription. In addition to subscription revenue, if any, the website offers for sale Dr. Berman's line of Kegel exercise and sexual aid products under the brand name "Berman Center Intimate Accessories," which was created in partnership with California Exotics Novelties, LLC. Dr. Berman and our management team designed the products and California Exotics is distributing and managing the products. We are entitled to an 8% share or royalty of the revenue of the product line paid to California Exotics. For the year ended December 31, 2005, we received $28,453 in revenue from the commission on sales of the Berman Center Intimate Accessories line of products. For the six months ended June 30, 2006 and 2005 we recognized revenue of $53,571 and $0 respectively from such royalties.

Critical Accounting Policies Used in Financial Statements

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management's estimates and judgments are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted. Costs for these revenues primarily consist of outside lab fees and internal payroll expenses for clinical staff. These costs are recognized as they are incurred.

Revenue related to the hosting of continuing medical education seminars for clinicians is recognized once the seminar has been conducted. Costs for these revenues primarily consist of hotel charges for the rooms and audio visual equipment as well as payments of honorariums to speakers at the seminar. Costs for these revenues are also recognized once the seminar has been conducted.

Revenue related to the publishing of books is recognized when the book is released by the publisher. Costs for these revenues constitute primarily internal payroll expenses for a staff writer. These costs are recognized as they are incurred.

Revenue related to research and clinic or (clinical) trials is recognized when the work is complete. Because of the nature of the contracts, which generally require us to release the results of our studies when complete, release of the results of the clinical research is the indicator that we use to measure delivery and acceptance of the related services. Therefore, recognition of revenue prior to release would be precluded. Costs for these revenues constitute primarily research expenses paid to outside contractors. These costs are also recognized as they are incurred.

Radio and royalty revenue represents advertising revenue earned from sponsors who advertise on the Dr. Laura Berman Radio Show, royalties from products licensed by us. All of our revenue from radio advertising for the year ended December 31, 2005 was received from a single advertiser and was a single occurrence. Dr. Berman is not paid for hosting her radio show. We earn revenue at times, from television appearances that are made by Dr. Berman and from the taping of a new reality television series called ‘Sexual Healing’ which will air on the Showtime cable channel. Publishing revenue represents revenue earned from releasing of a new book written by Dr. Berman. Revenue from research projects represent revenue generated from a study conducted by Dr. Berman. When such revenue is generated, we recognize the revenue when it is earned, the services are performed and collection is probable.

Results of Operations

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to inventories, any expected bad debts and long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Comparison of the Three Months ended June 30, 2006 to the Three Months ended June 30, 2005

Revenue	For the three months ended June 30,
	2006	2005
	(unaudited)	(unaudited)
Clinic revenue	$110,999	$142,934
Conference revenue	193,375	-
Research, studies and trials	-	-
Radio Advertising	-	-
Publishing	427	-
Television	116,687	-
Royalty	20,669	-
Other	31,000	-
Total Revenue	$473,157	$142,934

Total revenue increased significantly in the three months ended June 30, 2006 to $473,157 as compared to $142,934 for the three months ended June 30, 2005. This is primarily due to revenue generated by the two conferences the company hosted and the production of the final four episodes of the Showtime television series entitled ‘Sexual Healing’ during the three months ended June 30, 2006. By comparison, there was no conference revenue and no television revenue for the three months ended June 30, 2005. Revenue from clinic operations for the three months ended June 30, 2006 decreased by $31,935 as compared to the three months ended June 30, 2005, from $142,934 to $110,999. The decrease is due to a decline in the demand for our clinic services as compared to the same period from the previous year. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats

Revenue for the three months ended June 30, 2006 also included royalty revenue of $20,669 (royalty revenue is derived from arrangements with our manufacturer and distributor for our line of products for which royalties are based on a percentage of products sold); public relations revenue of $31,000 (this revenue is generated by the Company’s public relation employees spending a portion of their time providing public relation services to outside clients and invoicing those clients for these services), and a small portion of publishing revenue from magazine excerpts concerning Dr. Berman’s most recent book ‘The Passion Prescription’). In comparison, there was no revenue for these activities during the three months ended June 30, 2005. As such, the aforementioned revenue activities comprise the $330,223 increase in revenue for the three months ended June 30, 2006 as compared to the same period in 2005.

Expenses

Cost of Goods Sold

	For the three months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Clinics	$155,893	$117,652
Conference expense	425,690	-
Research, Studies and Trials	$0	$1,225
	$581,583	$118,877

Gross Margin	($108,426)	$24,057

Gross Margin %	-23.0%	16.8%

Cost of goods sold during the three months ended June 30, 2006 of $581,583 was $462,706 higher than cost of goods sold during the three months ended June 30, 2005 of $118,877. This is due mainly to expenses related to the two conferences the Company hosted during the three months ended June 30, 2006. The total conference expenses for the two conferences were $425,690. By comparison, there were no conference expenses for the three months ended June 30, 2005. Also, there were higher staffing levels for the three months ended June 30, 2006 as compared to the three months ended June 30, 2005. Staff reductions and salary cuts had been put in place by the latter part of 2004 that carried over to 2005. Management implemented these reductions in an effort to bring expenses more in line with revenue at that time. By the second half of 2005, management began increasing staff levels. One Medical Assistant was added in the 2nd quarter of 2005. In the 3rd quarter of 2005, a Patient Concierge was added along with a second Talk Therapist. These staff addition expenses continued into the following year and are included in the three month period ended June 30, 2006.

For the three months ended June 30, 2005, cost of services consisted of $108,768 in payroll related costs, outside lab costs of $8,884 and research expenses of $1,225. For the three months ended June 30, 2006, cost of services consisted of $146,926 in payroll related costs, $425,690 in conference expenses and outside lab fees of $8,567.

Selling, General and Administrative Expenses

	For the three months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Selling, General & Administrative Expenses and Interest Expense:	$474,854	$854,818

S,G&A (as a % of revenue)	100.4%	598.1%

Selling, general and administrative expenses and interest expense during the three months ended June 30, 2006 of $474,854 was $379,964 lower than selling, general and administrative expenses and interest expense for the three months ended June 30, 2005 of $854,818. This is mainly due to expenses related to the reverse merger and equity financing transaction which occurred during the three months ended June 30, 2005. The expenses for the reverse merger and equity financing transaction during the three months ended June 30, 2005 amounted to $460,741 and consisted on the following expense categories: audit and legal fees pertaining to our registration statement on Form SB-2, subsequent amendment filings of Form SB-2, placement fees, roadshow expenses, filing fees stock transfer agent fees, various state and federal filing fees and interest expense.

For the three months ended June 30, 2005, the remaining significant components of selling, general and administrative expenses and interest expense consisted of the following: $145,443 in payroll related costs, $53,203 in expenses related to public relations, promotions and advertising, $10,959 in consultant and broker fees, $69,490 in rent expense, $12,150 in costs for systems and technology, $32,610 in depreciation expense and $22,234 in legal expenses.

The significant components of selling, general and administrative expenses and interest expense for the three months ended June 30, 2006 include: $178,501 in expenses related to payroll related costs, $71,781 in rent expense, $39,324 in depreciation expense, $41,233 in consultant fees, $26,500 in audit fees, $26,601 in legal fees, $25,496 in supplies, utilities, postage and subscriptions and $23,514 in commercial insurance expenses.

Net Loss

	For the three months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Net Profit / (Loss)	($583,280)	($830,761)
% of Revenue	-123.3%	-581.2%

Net loss decreased from $830,761 in the three months ended June 30, 2005 to $583,280 for the three months ended June 30, 2006. The positive change is mainly due to the increase in Media revenue in the three months ended June 30, 2006. The total revenue from media activities of $148,114 breaks down as follows: $116,687 revenue from the production of the Showtime television series entitled ‘Sexual Healing’ (this revenue represents 4 weekly shows produced out of 8 shows produced in total), public relations revenue of $31,000 and a small portion of publishing revenue. The Company hosted two conferences that generated 193,375 in revenue. The Company also recognized Royalty revenue of $20,669 which have no costs associated with it. By comparison, in the three months ended June 30, 2005, the Company recognized only $142,934 in clinic revenue. There was no revenue from television, the hosting of conferences, publishing, or royalties during the related period in 2005. The losses the Company incurred during the three months ended June 30, 2006 would have been significantly less had the Company not hosted the two conferences. The losses from hosting the two conferences during the three months ended June 30, 2006 were $232,315. The losses incurred from the conferences were primarily due to an insufficient number of registrants attending the conferences.

For the three months ended June 30, 2005, cost of services amounted to $118,877 resulting in a positive gross margin of $24,057. Selling, general and administrative expenses and interest expense totaled $854,818 which resulted in a net loss for the three months ended June 30, 2005 of $830,761.

For the three months ended June 30, 2006, cost of services amounted to $581,583 resulting in a negative gross margin of $108,426. Selling, general and administrative expenses and interest expense totaled $474,854 which resulted in a net loss for the three months ended June 30, 2006 of $583,280.

Comparison of the Six Months ended June 30, 2006 to the Six Months ended June 30, 2005

Revenue	For the six months ended June 30,
	2006	2005
	(unaudited)	(unaudited)
Clinic revenue	$228,609	$247,430
Conference revenue	193,375	-
Research, studies and trials	177,500	-
Radio Advertising	-	50,000
Publishing	172,402	-
Television	236,073	-
Royalty	53,571	-
Other	43,000	-
Total Revenue	$1,104,530	$297,430

Total revenue increased significantly in the six months ended June 30, 2006 to $1,104,530 as compared to $297,430 for the six months ended June 30, 2005. This is primarily due to the revenue generated by the two conferences the company hosted, the Media activities performed by the company and a research study conducted in the six months ended June 30, 2006. Revenue from clinic operations for the six months ended June 30, 2006 decreased by $18,821 as compared to the six months ended June 30, 2005, from $247,430 to $228,609. The decrease is due to a decline in the demand for our clinic services as compared to the same period from the previous year. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats.

Revenue for the six months ended June 30, 2006 also included $451,475 in Media revenue, which breaks down as follows: publishing revenue of $172,402 (primarily from the release of Dr. Berman’s new book ‘The Passion Prescription’); $233,373 of revenue from the production of the Showtime television series entitled ‘Sexual Healing’ (this revenue represents 8 weekly shows produced in total); public relations revenue of $43,000 (this revenue is generated by the Company’s public relation employees spending a portion of their time providing public relation services to outside clients and invoicing those clients for these services); and $2,700 of revenue for television appearances by Dr. Laura Berman on the Fox News in the Morning TV show. In comparison, there was no Media revenue for the six months ended June 30, 2005. The Company earned Research revenue of $177,500 in the six months ended June 30, 2006. The research project focused on sexual intimacy and was sponsored by Johnson & Johnson. There was no research revenue for the six months ended June 30, 2005. Revenue for the six months ended June 30, 2005 also included $50,000 in radio advertising revenue. There was no radio advertising revenue for the six months ended June 30, 2006. Royalty revenue for the six months ended June 30, 2006 was $53,571. There was no Royalty revenue for the six months ended June 30, 2005. We reported royalty revenue for the first time in the third quarter of 2005. Royalty revenue is derived from arrangements with our manufacturer and distributor for our line of products for which royalties are based on a percentage of products sold. As such, the aforementioned revenue activities comprise the $807,100 increase in revenue for the six months ended June 30, 2006 as compared to the same period in 2005.

Expenses

Cost of Goods Sold

	For the six months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Clinics	$309,725	$215,379
Conference expense	425,690	-
Research, Studies and Trials	$69,320	$1,725
	$804,735	$217,104

Gross Margin	$299,795	$80,326

Gross Margin %	27.0%	27.0%

Cost of goods sold during the six months ended June 30, 2006 of $804,735 was $587,631 higher than cost of goods sold during the six months ended June 30, 2005 of $217,104. This is due mainly to expenses related to the two conferences the Company hosted during the six months ended June 30, 2006. The total conference expenses for the two conferences were $425,690. By comparison, there were no conference expenses for the six months ended June 30, 2005. Also, there were higher staffing levels for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005. Staff reductions and salary cuts had been put in place by the latter part of 2004 that carried over to 2005. Management implemented these reductions in an effort to bring expenses more in line with revenue at that time. By the second half of 2005, management began increasing staff levels. One Medical Assistant was added near the end of the 2nd quarter of 2005. In the 3rd quarter of 2005, a Patient Concierge was added along with a second Talk Therapist. These staff addition expenses continued into the six month period ended June 30, 2006. Another reason for higher cost of goods sold in the six months ended June 30, 2006 is due to research expenses of $69,320. These expenses represent outside costs incurred associated with the sexual intimacy study conducted by the company in the six months ended June 30, 2006. The Company earned revenue of $177,500 on the research project. By comparison, there was no research expenses in the six months ended June 30, 2005.

For the six months ended June 30, 2005, cost of services consisted of $203,289 in payroll related costs, outside lab costs of $12,090 and research expenses of $1,725. For the six months ended June 30, 2006, cost of services consisted of $291,159 in payroll related costs, conference expenses of $425,690, outside lab fees of $18,566 and research expenses of $69,320.

Selling, General and Administrative Expenses

	For the six months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Selling, General & Administrative Expenses and Interest Expense:	$942,949	$1,258,334

S,G&A (as a % of revenue)	85.4%	423.1%

Selling, general and administrative expenses and interest expense during the six months ended June 30, 2006 of $942,949 was $315,385 lower than selling, general and administrative expenses and interest expense for the six months ended June 30, 2005 of $1,258,334. This is mainly due to expenses related to the reverse merger and equity financing transaction which occurred during the six months ended June 30, 2005. The expenses for the reverse merger and equity financing transaction during the six months ended June 30, 2005 amounted to $460,741 and consisted on the following expense categories: audit and legal fees pertaining to our registration statement on Form SB-2, subsequent amendment filings of Form SB-2, placement fees, roadshow expenses, filing fees stock transfer agent fees, various state and federal filing fees and interest expense.

For the six months ended June 30, 2005, the remaining significant components of selling, general and administrative expenses and interest expense consisted of the following: $251,611 in payroll related costs, $112,790 in expenses related to public relations, promotions and advertising, $138,623 in rent expense, $72,360 in consultant and broker fees, $43,929 in supplies, utilities, postage and subscriptions, $12,147 in commercial insurance expenses, $16,270 in costs for systems and technology, $65,038 in depreciation expense and $30,358 in legal expenses.

The significant components of selling, general and administrative expenses and interest expense for the six months ended June 30, 2006 include: $328,086 in expenses related to payroll related costs, $145,575 in rent expense, $78,649 in depreciation expense, $85,850 in consultant and broker fees, $49,888 in commercial insurance expenses, $46,456 in supplies, utilities, postage and subscriptions, $30,804 in public relations and travel and entertainment expenses, $73,122 in audit fees, 61,850 in legal fees, $10,724 in filing fees, 4,500 in stock transfer agent fees, and $12,476 in costs related to systems and technology.

Net Loss

	For the six months ended
	June 30	June 30
	2006	2005
	(unaudited)	(unaudited)
Net Profit / (Loss)	($643,154)	($1,178,008)
% of Revenue	-58.2%	-396.1%

Net loss decreased from $1,178,008 in the six months ended June 30, 2005 to $643,154 for the six months ended June 30, 2006. The positive change is mainly due to the significant increase in Media revenue in the six months ended June 30, 2006. The total revenue from media activities of $451,475 breaks down as follows: publishing revenue of $172,402 (primarily from the release of Dr. Berman’s new book ‘The Passion Prescription’); $233,373 revenue from the production of the Showtime television series entitled ‘Sexual Healing’ (this revenue represents 8 weekly shows produced in total) and public relations revenue of $43,000 (this revenue is generated by the Company’s public relation employees spending a portion of their time providing public relation services to outside clients and invoicing those clients for these services); and $2,700 of revenue for television appearances by Dr. Laura Berman on the Fox News in the Morning TV show. There was no Media revenue for the six months ended June 30, 2005. The Company conducted a research project in the six months ended June 30, 2006. This study produced a net profit of $108,180. The Company also recognized Royalty revenue of $53,571 which have no costs associated with it. By comparison, in the six months ended June 30, 2005, the Company recognized only $50,000 of radio advertising revenue and $247,430 in clinic revenue. There was no revenue from television, the hosting of conferences, publishing, a research study or royalties during the related period in 2005. The losses the Company incurred during the six months ended June 30, 2006 would have been significantly less had the Company not have hosted the two conferences. The losses from hosting the two conferences during the six months ended June 30, 2006 were $232,315. The losses incurred from the conferences were primarily due to an insufficient number of registrants attending the conferences.

For the six months ended June 30, 2005, cost of services amounted to $217,104 resulting in a positive gross margin of $80,326. Selling, general and administrative expenses and interest expense totaled $1,258,334 which resulted in a net loss for the six months ended June 30, 2005 of $1,178,008.

For the six months ended June 30, 2006, cost of services amounted to $804,735 resulting in a positive gross margin of $299,795. Selling, general and administrative expenses and interest expense totaled $942,949 which resulted in a net loss for the six months ended June 30, 2006 of $643,154.

Liquidity and Capital Resources

At June 30, 2006, we had current assets of $896,082 consisting of cash and cash equivalents of $614,890 and other current assets of $281,192. At June 30, 2006, we also had current liabilities of $1,089,766 consisting of accounts payable of $313,115 and other current liabilities of $776,651. This resulted in a negative net working capital at June 30, 2006 of $193,684. During the six months ended June 30, 2006, we used cash in operating activities of $520,098. From the date of inception (January 2003) to June 30, 2006, we have had a net loss of $5,308,568 and have used cash in the amount of $4,545,128 in operating activities. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats.

During the six months ended June 30, 2006, the Company issued 1,290,971 shares to a warrant holder upon the exercise of warrants by such holder for a cash total exercise price of $388,750. In connection with this issuance, the Company issued 600,000 warrants with respect to the execution of a placement agent agreement.

On June 16, 2005, Berman Health and Media, Inc. closed a private placement offering of common stock and warrants (the “Units”) each consisting of (i) two shares of common stock, (ii) one three-year warrant exercisable into one share of common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of common stock at an exercise price of $1.575. The price per Unit was $1.05. Berman Health and Media, Inc. sold an aggregate of 2,952,381 Units and received $3,100,000 in gross proceeds from such sale. We have agreed to assume the warrants issued by Berman Health and Media, Inc. in the private placement. Each warrant is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exercisable into an aggregate of 9,069,714 shares of our common stock.

In connection with the private placement, Berman Health and Media, Inc. entered into an agreement with Hunter World Markets, Inc. (“HWM”), our former controlling stockholder and one of our current stockholders, pursuant to which HWM offered for sale the Units on a “best efforts” basis. As consideration for HWM’s services, we have paid HWM a $372,000 commission on the sale of the Units and three-year warrants exercisable into 906,971 shares of our common stock.

As a result of this private placement and the warrant exercise, we currently have sufficient funds on hand to fund our operations for the next quarter. We intend to seek additional financing in the future to fund our operations. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations.

The net proceeds from our recent private placement transaction in June 2005 was $2.3 million. We have and intend to use the net proceeds from the private placement for expenses related to the private placement and reverse merger, for working capital and general corporate purposes. Since June of 2005 (the month of the reverse merger / private placement), we have hired eleven new employees with annual salaries of approximately $574,000. Some of these employees were subsequently terminated as a reduction-in-staff for purposes of cost savings which occurred during the 4th quarter of 2005. We also have used approximately $60,000 to provide equipment and supplies for our new clinical office in Naperville, a suburb of Chicago, Illinois. The Company’s lease for the Naperville office space expired at the end of May 2006 and was not renewed and, as a result, this office was closed at that time. The Naperville office (a suburb of Chicago) served as a smaller second clinic facility. In addition, we used a portion of the net proceeds to market our services more aggressively than we have in the past. Beginning in September of 2005, the Company began aggressively advertising its services in magazines and on the radio. As of December 31, 2005, the Company spent $278,479 for such advertisements. Due to the high expense of advertising and its unsatisfactory level of effectiveness, the Company eliminated a major portion of its advertising campaign (for the three months ended March 31, 2006, the Company spent only $5,000 for advertising). In addition, we have and intend to use the net proceeds from the private placement to pay for ongoing legal and audit services and other fees related to our public filings with the Securities and Exchange Commission.

We currently lose approximately $200,000 per month. The Company’s lease for our Naperville office space expired at the end of May 2006 and was not renewed and, as a result, this office was closed at that time. The Naperville office (a suburb of Chicago) served as a smaller second clinic facility. The Company has incurred additional internal public relations costs through the hiring of three additional public relations employees during 2006. The company now has four public relation employees in house. The salaries, payroll taxes and benefits of four public relations employees is approximately $250,000 annually. These additional costs replace much of the promotional and advertising costs paid to outside firms in the past. Our independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2005 relative to our ability to continue as a going concern. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs, with interim cash flow deficiencies being addressed through additional equity financing. Our ability to obtain additional funding in year 2006 and thereafter will determine our ability to continue as a going concern. There can be no assurances that these plans for additional financing will be successful. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations.

Prior to converting into corporate form, Berman Center LLC sold in 2003, 2004 and 2005 an aggregate of 3,767,390 membership interests in Berman Center LLC and received an aggregate of $2,966,223 in proceeds from such sales. These securities converted into 19,730,504 shares of our common stock upon consummation of the merger on June 16, 2005.

In addition, prior to converting into corporate form, Berman Center LLC issued to certain investors providing $400,000 in working capital in a bridge loan to Berman Center LLC, three and a half year (bridge) warrants exercisable into 117,315 membership interests in Berman Center LLC at an exercise price of $1.074034786. These (bridge) warrants converted into warrants exercisable into 400,000 shares of Berman Health and Media, Inc.’s common stock at an exercise price of $0.315 upon the reorganization of Berman Center LLC into corporate form. We agreed to assume these warrants in connection with the merger. Each warrant is now exercisable into 1.535999487 shares of our common stock. These warrants were exercisable into an aggregate of 614,400 shares of our common stock. On June 23, 2006, 384,000 of the 614,400 (bridge) warrants (associated with the working capital provided) were exercised and shares were issued. The transaction infused cash and paid-in-capital of $78,750 into the Company. Another 906,971 of placement agent warrants were also exercised on June 23, 2006 and shares were issued. This transaction resulted in $310,000 in cash and paid-in-capital being infused into the company.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

RISK FACTORS

Other than with respect to the following risk factors, which have been updated and restated in their entirety below, there have been no material changes from the risk factors disclosed in the “Risk Factors” section of our annual report on Form 10-KSB for the year ended December 31, 2005. With respect to this discussion, the terms “Berman Center,”  “Company”, "we," "us," and "our" refer to the registrant, Berman Center, Inc., and our wholly owned subsidiary, Berman Health and Media, Inc.

We have a history of losses and we anticipate that our expenses will dramatically increase as we execute our business plan. Thus, we will likely experience continued losses in the near future and may not ever achieve or maintain profitability.

We have incurred significant losses since we began our current operations in the female sexual health business in January 2003. As of June 30, 2006, we had an accumulated deficit of $5,308,568. Our losses for the six months ended June 30, 2006 and 2005 were $643,154 and $1,178,008, respectively, and our loss for the year ended December 31, 2005 was $2,421,768. Revenue from clinic operations, our primary source of revenue, for year ended December 31, 2005 decreased by $136,611 as compared to the year ended December 31, 2004, from $664,201 to $527,590. The decrease is primarily due to the difficulties management has had in adding a meaningful increase to patient flow at the clinic. Management has implemented three price decreases for our clinic services since the opening of the clinic, which has also contributed to the decrease. Management implemented these price changes in an attempt to draw more patients to the clinic. In some months patient flow did in fact increase but overall not enough to cover the price changes. Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats.

We currently lose approximately $200,000 per month; and, there is no guarantee that our losses will decrease or become zero. We plan to reduce expenses should our future revenue not materialize as expected. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, we will continue to operate at a loss and may not be able to achieve or maintain profitability.

We have discontinued the medical services portion of our business, which has historically accounted for a significant percentage of our revenues, and if we fail to replace that source of revenue, our results of operations could be materially and adversely affected.

Effective July 2006, the medical services portion of our clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. The medical services portion of our business has accounted for a significant portion of our revenues in the past and we expect that our business will experience a decrease in clinic revenue as a result of this change. There is also a risk that we may lose customers for our talk therapy services as a result of not providing the medical services portion of our business, which would further reduce our revenues and could harm our results of operations. In addition, if the revenue from our talk therapy and other portions of our business do not increase, our business and results of operations could materially and adversely affect our results of operations and growth opportunities.

ITEM 3. CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures

As of June 30, 2006, our management, with the participation of our Chief Executive Officer, or “CEO,” and Chief Financial Officer, or “CFO,” performed an evaluation of the effectiveness and the operation of our disclosure controls and procedures as defined in Rules 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Based on that evaluation, the CEO and CFO concluded that our disclosure controls and procedures were effective as of June 30, 2006.

(b) Changes in internal control over financial reporting

There have been no changes in our internal control over financial reporting identified in connection with the evaluation required by paragraph (d) Rule 13a-15 or 15d-15 under the Exchange Act that occurred during the three months ended June 30, 2006 that has materially affected, or is reasonably likely to affect, our internal control over financial reporting.

PART II-OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION
Effective July 27, 2006, the medical services portion of the clinic’s business is being discontinued and the focus shifts to talk therapy and individual and couples therapy retreats. There will be a decrease in clinic revenue as a result of this change along with a decrease in clinic costs and expenses. It is management’s intention to shift the emphasis of the clinic’s business to talk therapy and expand these clinic services and to increase clinic revenue by expanding talk therapy services and individual and couples therapy retreats.

On July 25, 2006, William McDunn, the Chief Financial Officer of Berman Center, Inc. (the “Company”), resigned from his position effective August 15, 2006. Mr. McDunn’s resignation was for personal reasons and not due to any disagreement with the Company. Carlos Bernal, 37, will replace Mr. McDunn as the Chief Financial Officer of the Company beginning on August 16, 2006. Mr. Bernal has served as the Company’s Senior Accountant since November 2005. He worked in a temporary capacity at the Company beginning June 2005 and was hired as a permanent employee in November 2005. From September 2002 to April 2005, Mr. Bernal worked as Vice President and Chief Financial Officer at the Latin American Chamber of Commerce in Chicago, Illinois. Prior to working at the Latin American Chamber of Commerce, Mr. Bernal worked as a Senior Personal Financial Analyst at Primerica, Inc. from May 2002 to September 2002. From October 2001 to April 2002, he worked as a Service Advisor at Metro Toyota, Inc. in Chicago, Illinois and from September 1999 to May 2001 he worked as Chief Financial Officer and Chief Operations Officer at LaSalle Technology, Inc. in Chicago, Illinois. Mr. Bernal received his Bachelor of Science degree in Business Accounting from the University of Phoenix and is currently pursuing his Master Degree in Accounting and Financial Management from DeVry University. Mr. Bernal is a member of the National Association of Latino Fraternal Organizations.

ITEM 6. EXHIBITS

(a) Exhibits

31.1	Certification of Chief Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BERMAN CENTER, INC. (Registrant)

Date: August 14, 2006	By:	/s/ Samuel Chapman
Samuel Chapman Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 14, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2006, Dr. Laura Berman, President of Berman Center, Inc. (the “Company”), agreed to forego payment of her salary for an indefinite period of time pursuant to Section 3(a) of her employment agreement, as amended. In addition, Samuel Chapman, Chief Executive Officer of the Company, who does not currently have an employment agreement with the Company, agreed to forego his salary for an indefinite period of time. Dr. Berman and Mr. Chapman met with the Board of Directors on August 14, 2006 and all agreed that it was in the best interest of the Company to forego their salaries, effective immediately. The salaries of Dr. Berman and Mr. Chapman may be reinstituted upon action of the Company’s Board of Directors at any time in the future.

Item 9.01. Exhibits.

(c)	Exhibits

Exhibit Number	Description
10.1
Employment Agreement dated June 16, 2005 by and among the Registrant and Dr. Laura A.C. Berman (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 22, 2005).

10.1(a)
Amendment to Employment Agreement dated June 23, 2006 by and between Dr. Berman and the Company (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 29, 2006).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2006	BERMAN CENTER, INC.

By: /s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

3

Exhibit Index

Exhibit Number	Description
10.1
Employment Agreement dated June 16, 2005 by and among the Registrant and Dr. Laura A.C. Berman (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 22, 2005).

10.1(a)
Amendment to Employment Agreement dated June 23, 2006 by and between Dr. Berman and the Company (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on June 29, 2006).

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 6, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2006, Berman Center, Inc. (the “Company”) executed a Secured Convertible Promissory Note (the “Promissory Note”), which is attached hereto as Exhibit 10.1, in favor of Hunter Fund LTD. (“Hunter Fund”), pursuant to which Hunter agreed to lend the principal amount of $200,000 to the Company.

The terms of the Promissory Note provide that, among other things: (i) the Promissory Note shall be secured by all of the assets of the Company and its wholly-owned subsidiary Berman Health & Media, Inc., (ii) the term of the Promissory Note shall be one (1) year with an interest rate per annum of fifteen percent (15%), (iii) the conversion rate for the Promissory Note shall be the lesser of 50% of the market rate or $0.25 per share, and (iv) Hunter Fund shall have demand and piggyback registration rights for the shares of the Company’s common stock that are issuable upon conversion of the Promissory Note.

In connection with and as a condition to the Promissory Note, the Company engaged an affiliate (the “Affiliate”) of Hunter Fund, for a period of twenty-four (24) months from the date of the Promissory Note to act as its exclusive placement agent for potential financing transactions, the type and dollar amount being as mutually agreed to by the parties. As compensation for execution of the agreement, the Company agreed to issue to the Affiliate and its designee an aggregate of 800,000 shares of the Company’s common stock. In addition, the Affiliate will receive compensation as mutually agreed by the parties at the time of any offering during the twenty-four month term, if any, depending on the offering type and size. An offering, if any, is expected to be conducted pursuant to Regulation D promulgated by the Securities and Exchange Commission and will be offered and sold only to “Accredited Investors” as that term is defined in Regulation D. The securities offered in an offering, if any, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

Item 8.01 Other Events

Dr. Laura Berman, our President, will cease taping her radio show as a result of differences of opinion with the syndication company.

Item 9.01. Exhibits.

(c) Exhibits

Exhibit Number	Description
10.1	Secured Convertible Promissory Note dated October 6, 2006 by and between the Company and Hunter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2006	BERMAN CENTER, INC.

	By:	/s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1	Secured Convertible Promissory Note dated October 6, 2006 by and between the Company and Hunter.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS

BERMAN CENTER, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$200,000.00	October 6, 2006

FOR VALUE RECEIVED, the undersigned, BERMAN CENTER, INC., a company incorporated under the laws of the State of Delaware (the “Company”), promises to pay to the order of HUNTER FUND LTD. or its registered assigns (the “Holder”), the principal sum of Two Hundred Thousand Dollars ($200,000.00), with interest from the date hereof at the rate of fifteen percent (15%) per annum on the unpaid balance hereof until paid.

1.  Principal and Term. If not earlier converted pursuant to Section 4(a) hereof, the principal of this Note shall be payable in one installment one (1) year from the date of this Note (“Due Date”). This Note is subject to conversion at the option of the Holder, as described in Section 4(a).

2.  Interest. Interest on the unpaid principal balance of this Note shall accrue at the rate of fifteen percent (15%) per annum compounded annually (computed on the basis of a 365-366 day year (as applicable) based on actual days elapsed) commencing on the date hereof, and payable in cash on the Due Date, if not converted earlier pursuant to Section 4(a). The Company agrees to pay interest after the occurrence of an Event of Default, at a rate per annum equal to the highest rate of interest per annum permitted by applicable law (the “Default Rate”) until all amounts outstanding under the Note payable to Holder have been paid in full. For purposes herein, an “Event of Default” exists if the Company fails to make a payment required by Section 1 or 2 hereof, and such failure is not cured within ten (10) days following written notice from the Holder.

3.  Security.

(a)  Company. In order to secure the payment of the Note, the Company hereby grants to Holder a continuing first priority security interest in all assets of the Company now owned or at any time hereafter acquired by the Company, or in which the Company now has or at any time in the future may acquire any right, title or interest, including, without limitation: all accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter-of-credit rights, intellectual property rights, patents, copyrights, trademarks in which the Company now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore.

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(b)  Subsidiary. In order to secure the payment of the Note, Berman Health & Media, Inc., a Delaware corporation and the wholly-owned subsidiary of the Company (the “Subsidiary”), hereby grants to Holder a continuing first priority security interest in all assets of the Subsidiary now owned or at any time hereafter acquired by the Subsidiary, or in which the Subsidiary now has or at any time in the future may acquire any right, title or interest, including, without limitation: all accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles, chattel paper, supporting obligations, investment property, letter-of-credit rights, intellectual property rights, patents, copyrights, trademarks in which the Subsidiary now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefore.

Holder shall have the rights of a secured party under the Uniform Commercial Code. To effect the foregoing, each of the Company and the Subsidiary agrees to execute promptly such additional security documentation as Holder may request and hereby authorizes Holder to file financing and other statements as Holder deems advisable to perfect the first priority security interest granted herein.

4.  Conversion and Mechanics of Conversion.

(a)  Conversion. This Note is convertible at the option of the Holder at any time prior to the Due Date by providing written notice to the Company (the “Conversion”). Upon the Conversion, the entire unpaid principal balance of this Note plus any unpaid interest will convert into shares of common stock of the Company, par value $.001 per share (the “Common Stock”), at a price equal to the Conversion Price (as hereinafter defined). For purposes hereof “Conversion Price” shall be an amount equal to the lesser of (i) fifty percent (50%) of the weighted average closing price (weighted with reference to the trading volume on each trading day) of the Common Stock on the Electronic Quotation Services (the “Pink Sheets”) during the thirty (30) trading days immediately preceding the date of Conversion, or (ii) $0.25 per share.

(b)  Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the Common Stock issuable upon a Conversion unless this Note is either delivered to the Company, duly endorsed, at the office of the Company, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. As soon as practicable after delivery of the Note, or delivery of an agreement and indemnification in the case of a lost Note, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled (the “Conversion Shares”).

(c)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. Any fractional shares to which the Holder would otherwise be entitled will be rounded up and an additional share of Common Stock shall be issued to the Holder.

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5.  Registration.

(a)  The Holder acknowledges that this Note and the Common Stock issuable upon its conversion have not been registered or qualified under federal or state securities laws.

(b)  The shares of Common Stock that are issuable upon Conversion of this Note or that have been issued upon any Conversion of this Note shall be eligible for registration pursuant to the Securities Act (“Registrable Securities”) under the following terms and conditions:

(i) The Company agrees to include the Registrable Securities in the first registration statement it files with the Securities and Exchange Commission, whether on its own account or on behalf of other shareholders, excluding registration statements on Forms S-4 or S-8 (an “Eligible Registration Statement”). If an Eligible Registration Statement is filed prior to full Conversion, if any, then the Company shall register two hundred percent (200%) of the shares issuable based on the exercise price for such shares calculated pursuant to Section 4(a) hereof as if the Conversion occurred on the date on which the Eligible Registration Statement is filed. If the Eligible Registration Statement is filed after a full Conversion, if any, the Company shall register the amount of shares of Common Stock issued upon such Conversion. In addition, at any time and from time to time on or after the date hereof, the Holder may make a one (1) written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). After Conversion, any demand made for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold. If the Holder provides to the Company written demand for a Demand Registration prior to a full Conversion, if any, then the Company shall register two hundred percent (200%) of the shares issuable upon receipt of such Demand Registration based on the exercise price for such shares calculated pursuant to Section 4(a) hereof as if the Conversion occurred on the date of the Demand Registration. If the Holder provides to the Company written demand for a Demand Registration after a full Conversion, if any, the Company shall register the amount of shares of Common Stock issued upon such Conversion. In no circumstance shall a notice for Demand Registration be interpreted as a notice for Conversion. The Company shall not be obligated to effect more than one (1) Demand Registration under this Section 5(b)(i) in respect of Registrable Securities.

(ii) All registration expenses will be borne by the Company, whether or not the registration statement becomes effective and whether or not any Registrable Securities are sold pursuant to such registration statement; provided, however, that such expenses shall not include (i) any underwriting discount or commissions with respect to the Holder’s shares and/or (ii) cost of special counsel for the Holder.

(iii) In the event of a registration statement filed in connection with an underwritten offering, these registration rights are subject to the requirement that the Holder submits to any lock-up provisions and cut-backs, if any, as may be proposed by the underwriter(s).

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(iv) The Company shall send to the Holder written notice of any decision to file an Eligible Registration Statement at least thirty (30) days prior to the initial filing date; if within fifteen (15) days after receipt of such notice, the Holder requests in writing that some or all of such Holder’s Registrable Securities be included in such registration statement, the Company shall then cause the registration under the Securities Act of all or part of the Holder’s Registrable Securities, as requested by holder; provided, however, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Eligible Registration Statement, the Company shall determine for any reason not to register, or to delay registration of, such securities, the Company may, at its election, give written notice of such determination to the Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering any other securities.

(v) In connection with each registration statement covering the Registrable Securities, the Holder shall be required to furnish to the Company information regarding such Holder and the distribution of such Registrable Securities as is required by law to be disclosed in the registration statement, and the Company may exclude from such registration the Registrable Securities of the Holder if it fails to furnish such information within a reasonable time prior to the filing of such registration statement or any supplemented prospectus and/or amended registration statement.

(c)  Indemnification by the Company Pertaining to Registration. The Company shall, notwithstanding any termination of this Note, defend, indemnify and hold harmless the Holder, each officer, director, manager, owner, agent, broker (including brokers who offer and sell Registrable Securities as principals as a result of a pledge or any failure to perform under a margin call), investment advisor and employee of the Holder, each Person who controls the Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and each officer, director, manager, owner, agent and employee of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, reasonable costs (including, without limitation, costs of investigation, preparation and attorneys' fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a registration statement or any prospectus or any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding the Holder which was furnished in writing to the Company by the Holder expressly for use therein, which information was reasonably relied on by the Company for use therein or (ii) such information relates to the Holder or the Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Holder for use in the registration statement or such prospectus or in any amendment or supplement thereto. The Company shall notify the Holder promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party and shall survive the transfer of the Registrable Securities by the Holder.

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(d)  Indemnification by Holder Pertaining to Registration. The Holder shall, severally and not jointly, defend, indemnify and hold harmless the Company, the Company’s directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in a registration statement, any prospectus or any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that (i) such untrue statement or omission is contained in or omitted from any information so furnished in writing by the Holder to the Company specifically for inclusion in such registration statement or such prospectus and that such information was reasonably relied upon by the Company for use in such registration statement or such prospectus or (ii) such information relates to the Holder or the Holder's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Holder expressly for use in such registration statement or such prospectus or any amendment or supplement thereto. Notwithstanding anything to the contrary contained herein, the Holder shall be liable under this Section 5(d) for only that amount which does not exceed the net proceeds to the Holder as a result of the sale of Registrable Securities pursuant to such registration statement.

(e)  Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent both the Indemnified Party and the Indemnifying Party (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 5) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that the Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require the Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that the Indemnified Party is not entitled to indemnification hereunder).

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(f)  Contribution. If a claim for indemnification under Section 5(c) or 5(d) is unavailable to an Indemnified Party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying, Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys' or other reasonable fees or expenses incurred in connection with any Proceeding to the extent there would have been indemnification for such fees or expenses if the indemnification provided in this Section was available in accordance with its terms. Notwithstanding anything to the contrary contained herein, a Holder shall be liable or required to contribute under this Section 5(f) for only such amount as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to the registration statement. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(f) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning provided in the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution agreements contained in this Section are in addition to any liability that an Indemnifying Party may have to an Indemnified Party.

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6.  Transfer Restrictions. The Holder shall not transfer the Note or the Conversion Shares (except to its own affiliate, subsidiary, or shareholders) until (a) it has first given written notice to the Company, describing briefly the manner of any such proposed transfer; and (b) (i) the Company has received from counsel satisfactory to the Company an opinion that such transfer can be made without compliance with the registration requirements of the Securities Act, and applicable state securities laws, or (ii) a registration statement filed by the Company under the Securities Act and applicable state securities laws is declared effective by the Securities and Exchange Commission and state securities commissions having jurisdiction.

7.  Currency; Payments. All references herein to “dollars” or “$” are to U.S. dollars, and all payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday or Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday or Sunday or legal holiday so observed.

8.  Representations and Warranties of Holder. Holder hereby represents and warrants that:

(a) Securities Not Registered. Holder is acquiring the Note for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws. By executing this Note, Holder further represents that Holder does not have any present contract, undertaking, understanding or arrangement with any person to sell, transfer or grant participations to such persons or any third person, with respect to the Note.

(b) Access to Information. The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Note.

(c) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Note.

(d) No Brokers or Finders. Holder has incurred no liability for commissions or other fees to any finder or broker in connection with the transactions contemplated by this Note, the cost of which is in any part the liability of or payable by the Company.

(e) Regulation D. Holder is an “accredited investor” as defined in Rule 501 under the Securities Act. In the normal course of business, Holder invests in or purchases securities similar to the Note and the Common Stock and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Note. The Holder is not a registered broker dealer or an affiliate of any broker or dealer registered under Section 15(a) of the Exchange Act, or a member of the National Association of Securities Dealers, Inc. or a Person engaged in the business of being a broker dealer.

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(f) Unregistered. Holder has been advised that (i) neither the Note nor the Common Stock has been registered under the Securities Act or other applicable securities laws, (ii) the Common Stock may need to be held indefinitely, and Holder must continue to bear the economic risk of the investment in the Common Stock (assuming conversion) unless the Common Stock is subsequently registered under the Securities Act or an exemption from such registration is available, (iii) when and if the Common Stock may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and Holder must deliver an opinion of counsel to the Company reasonably acceptable to the Company in form, substance and scope to the effect that the Common Stock into which it converts may be sold or transferred under an exemption from such registration, and (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act.

(g) Pre-Existing Relationship. Holder has a pre-existing personal or business relationship with the Company or any of its officers, directors or controlling persons, or by his/its business or financial experience or the business or financial experience of his/its financial advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, could be reasonably assumed to have the capacity to protect his/its own interest in connection with the acquisition of the Note or the Common Stock.

(h) No Advertisement. Holder acknowledges that the offer and sale of the Note or the Common Stock into which it converts was not be accomplished by the publication of any advertisement.

(i) No Review. Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the Common Stock.

(j) Holder understands that the Common Stock shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “SECURITIES ACT”)OR UNDER APPLICABLE STATE LAW AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND ANY APPLICABLE STATE LAW, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

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9.  Survival of Representation and Warranties. All representations and warranties made by Holder shall survive the earlier of the Conversion or the Due Date and shall remain effective and enforceable until the earlier to occur of the two (2) year anniversary of the Conversion, the Due Date or the date on which claims based thereon shall have been barred by the applicable statutes of limitation.

10.  Usury Savings. It is the intent of Holder and the Company in the execution of this Note to strictly compliance with applicable usury law. In furtherance thereof, Holder and the Company stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law, neither the Company nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate or in an amount in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Holder expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the amount of interest that would have accrued at the applicable maximum lawful rate, Holder or other holder of this Note shall, at its option, either refund to the Company the amount of such excess or credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Holder or any other holder of this Note shall contract for, charge or receive any amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums determined to constitute interest in excess of interest at the lawful rate shall, upon such determination, at the option of Holder or other holder of this Note, be either immediately returned to the Company or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, the Company acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, the Company should have reason to believe that such loan is in fact usurious, it will give Holder or other holder of this Note notice of such condition and the Company agrees that Holder or other holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Delaware or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

11.  Attorneys’ Fees and Costs. In the event of any legal proceedings in connection with this Note, all expenses in connection with such legal proceedings of the prevailing party, including reasonable legal fees and applicable costs and expenses, shall be reimbursed by the non-prevailing party upon demand. This provision shall not merge with any enforcement order or judgment on this Note and shall be applicable to any proceeding to enforce or appeal any judgment relating to the Note.

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12.  Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

13.  Successors and Assigns. This Note shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the undersigned and its successors and permitted assigns. As used herein, the term “Holder” shall mean and include the successors and permitted assigns of the Holder.

14.  Officers and Directors Not Liable. In no event shall any officer or director of the Company or the Subsidiary be liable for any amounts due and payable pursuant to this Note.

15.  Governing Law. The parties acknowledge and agree that this Note and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

16.  Modification. This Note may not be modified or amended orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

17.  Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements and understandings with respect to the matters covered hereby.

18.  Counterparts. This Note may be executed in two (2) counterparts, each of which shall be an original counterpart, but only all of which together shall constitute one original Note.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this SECURED CONVERTIBLE PROMISSORY NOTE as of the date and year first written above.

BERMAN CENTER, INC.,
/s/ Samuel Chapman
By:	Samuel Chapman
Its:	Chief Executive Officer
Address: 211 East Ontario, Suite 800 Chicago, Illinois 60611

BERMAN HEALTH & MEDIA, INC.,
/s/ Samuel Chapman
By:	Samuel Chapman
Its:	Chief Executive Officer
Address: 211 East Ontario, Suite 800 Chicago, Illinois 60611

HUNTER FUND LTD.,
/s/ Todd Ficeto
By:	Todd Ficeto
Its:	President
Address: Hunter Fund Ltd. 9300 Wilshire Blvd. Penthouse Suite Beverly Hills, CA 90212

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